EXHIBIT 99.2

Wells Fargo Bank, N.A. One Leadership Square 211 N. Robinson Ave., 21st Floor Oklahoma City, OK 73102

June 23, 2009

North American Galvanizing & Coatings, Inc.
Attn:  Beth B. Hood, VP and CFO
5314 South Yale, Suite 1000
Tulsa, OK  74135

Dear Ms. Hood:

This letter is to confirm that WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo” or “Bank”) has agreed to provide the credit described below to NORTH AMERICAN GALVANIZING & COATINGS, INC. and all subsidiaries and affiliates (“Borrower”), subject to all of the terms and conditions contained herein.

BORROWER:	North American Galvanizing & Coatings, Inc., and all subsidiaries and affiliates.

LENDER:	Wells Fargo Bank, National Association. Subject to the mutual consent of the Borrowers and Wells Fargo, additional Lenders may be named to participate in the facility.

CREDIT FACILITY:	$25,000,000 secured revolving credit facility (the “Revolving Credit”). A sublimit of $3,000,000 will be available for standby letters of credit.

ACCORDION FEATURE:
After closing, the Borrower may elect to request a facility increase in increments of $5,000,000, resulting in a new commitment amount not to exceed $40,000,000. The facility increase (if approved) and the terms thereof are wholly subject to the discretion of the Lender.

MATURITY:	Three years from the date of closing (“Closing Date”).

PURPOSE:	General corporate purposes to include acquisitions consistent with Borrower’s existing line of business.

REPAYMENT:
Interest on overnight borrowings due quarterly. Interest on 180-day fixed LIBOR tranches due quarterly with any unpaid interest due at tranche maturity. Interest on other fixed LIBOR tranches (30, 60 and 90 days) due at tranche maturities. All principal and unpaid interest due at maturity.

INTEREST RATES:	Interest rates shall be equal to LIBOR plus an Applicable Margin, determined quarterly in accordance with the following grid:

Funded Debt to EBITDA	LIBOR Rate Index
< 1.75	LIBOR + 1.50%
1.76 – 2.25	LIBOR + 1.75%
2.26 - 2.75	LIBOR + 2.25%
2.76 – 3.25	LIBOR + 2.50%

Fixed LIBOR tranches of 30, 60, 90 and 180 days will be available with standard breakage fees in the event of pre-payment.

Overnight borrowings will be tied to the prevailing 30-Day LIBOR (plus the Applicable Margin), subject to daily reset as 30-day LIBOR changes from day to day.

All interest and fees will be computed on the basis of actual days elapsed in a 360-day year.

COMMITMENT FEE:	A non-use fee equal to 0.25% of the daily average unused portion of the commitment, calculated and due quarterly in arrears.

UPFRONT FEE:	None.

STANDBY LETTERS OF CREDIT:
Wells Fargo Bank shall be the issuing bank under the letter of credit sub-facility, with expiration dates of standby letters of credit not later than the maturity date of the Revolving Credit.  In addition, each standby letter of credit must have an expiration date not later than one year from issuance.  A letter of credit fee equal to the Applicable LIBOR Margin per annum on the undrawn amount of each outstanding standby letter of credit will be payable by Borrower for the account of the Lenders.  A one time issuance fee of $250 will be assessed for the Issuing Bank.  Negotiation Fee if drawn will be .125% of the draw amount with a minimum of $250.  Amendments are $130.

COLLATERAL:
A first priority, perfected blanket security interest in favor of the Lender covering all assets (other than Real Property) of the Borrower, including, but not limited to, accounts receivable, inventory, contract rights, general intangibles, machinery and equipment, common stock of subsidiaries and other personal property. Real Property shall be subject to a negative pledge. The Collateral will apply to entirety of the Credit Facility.

COVENANTS:
The principal covenants expected to be included in the Credit Agreement are indicated below.  Financial terms will be in accordance with generally accepted accounting principles and calculations shall be determined each quarter on a trailing four quarter basis

FINANCIAL COVENANTS.

Funded Debt/EBITDA: The ratio of Funded Debt to EBITDA shall at all times be less than or equal to 3.25/1.00. “Funded Debt” is defined as all amounts owing for borrowed money under promissory notes, bonds, capitalized leases and other similar instruments.  “EBITDA” is defined as net income plus interest expense plus taxes plus depreciation and amortization. Extraordinary gains will be deducted from EBITDA and extraordinary losses will be added to EBITDA.

Fixed Charge Coverage Ratio:  The Borrowers will maintain Fixed Charge Coverage Ratio of no less than 1.10/1.00 at all times. The Numerator is defined as the sum of EBITDA minus depreciation and amortization minus taxes paid minus all distributions. The Denominator is defined as the sum of interest expense plus current maturities of loans and capital leases.

Asset Coverage Ratio: An Asset Coverage Ratio of no less than 1.50/1.00 shall be maintained at all times. The Numerator is defined as the sum of cash plus accounts receivable plus inventory plus net property, plant and equipment. The Denominator is defined as Funded Debt.

Capital Expenditures shall be limited to $10,000,000 per fiscal year.

Distributions shall be limited to 40% of net income.

GENERAL COVENANTS:  Subject to the foregoing and customary for similar financings, to include (but not limited to) limitations on dividends, distributions, permitted indebtedness (not to exceed $2,000,000 in the aggregate), liens, leases, guarantees, transactions with affiliates, changes in the nature of Borrower's business and sale of all or a substantial or material part of Borrower’s  assets.

REPORTING REQUIREMENTS. Borrower will provide the following information to the Lenders:

1)
Annual consolidated financial statements with an unqualified opinion from a recognized independent accounting firm and such firm's covenant compliance calculations, together with calculations confirming Borrowers’ compliance with all financial covenants, certified by a senior financial officer, within 120 days after the end of each fiscal year.

2)
Quarterly consolidated financial statements in accordance with generally accepted accounting principles, together with calculations confirming Borrowers’ compliance with all financial covenants, certified by a senior financial officer, within 45 days after the end of each quarter, including the quarter ending December 31.

3)	An annual budget, to be received within 45 days of each fiscal year end.

4)	Other information reasonably requested by the Lender.

TREASURY STOCK:	Purchases of Treasury Stock shall be limited to $10,000,000 in any trailing four-quarter period.

ACQUISITIONS:
Acquisitions shall be for facilities or companies consistent with the Borrower’s existing line of business. Acquisitions shall not be made if an event of default exists or if the acquisition would result in an event of default under the terms or conditions of the Credit Agreement (as demonstrated by the Borrower on a pro-forma basis), to include financial covenants.

SUBORDINATED DEBT:	Subordinated Debt shall be limited to $15,000,000 through the term of the Credit Agreement. Issuance of Subordinated Debt shall be on terms and conditions reasonably acceptable to the Lender.

OPERATING ACCOUNTS:	Wells Fargo shall be the primary bank of account for the Borrowers.

CONDITIONS PRECEDENT TO CLOSING:	The Credit Facility will be subject to the satisfaction of conditions precedent usual and customary for transactions of this nature including, but not limited to, the following:

1)	Normal due diligence satisfactory to Wells Fargo.
2)	Background checks and Patriot Act due diligence.
3)	No material adverse change prior to closing.
4)	Satisfactory review of Borrowers’ insurance.
5)	Other conditions deemed appropriate.

LOAN DOCUMENTS:
The Credit Facility will be subject to the negotiation, execution and delivery of a Credit Agreement and other loan documents, which will contain conditions to borrowings, representations and warranties, covenants, events of default, indemnification, agency and other provisions that are customary for similar financings by Wells Fargo.  The loan documents will be drafted by counsel for Lender.

CONDITIONS TO ALL BORROWINGS:
After the Credit Agreement is signed, the obligations of the Lender to make the first loan will be subject to receipt of customary documents as set forth in the Credit Agreement.  The obligations of Lender to make each loan will be subject to all representations and warranties remaining true and correct in all material respects, no material adverse effect specific to Borrower having occurred since the date of latest audited financial statements delivered to Lender before Closing, and no event of default or potential default existing or resulting from the loan.

REPRESENTATIONS AND WARRANTIES:
As customary, including but not limited to, the following:  proper corporate status and authority; loan documents valid, binding and enforceable against Borrower; loan documents not violating laws or existing agreements or requiring governmental, regulatory or other approvals; payment of taxes; no litigation that may have a material adverse effect; compliance with ERISA, environmental and other laws and regulations; no adverse agreements, existing defaults or non-permitted liens; financial statements true and correct.

EVENTS OF DEFAULT:
As customary for similar financings, including but not limited to, the following, applicable to Borrower and its subsidiaries:  failure to make payments when due (after expiration of any grace periods) under any of the loan documents; breach of any representation or warranty; breach of any covenant continuing beyond cure period; material default under any other loan; bankruptcy or insolvency event; unpaid judgment; adverse ERISA event; invalidity of any of the loan documents; change in control; a material adverse effect to Borrower arising from a specific event.

FEES AND EXPENSES
Whether or not any credit is extended to Borrower or the Credit Agreement or any other documents are agreed to and executed,  Borrower shall be liable for and shall pay to Bank, immediately upon demand, the full amount of all payments, advances, charges, costs and expenses, including attorney’s fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred in connection with the negotiation and/or preparation of this letter and any such loan agreement, and any other contracts, instruments and documents required hereunder or thereunder.

INDEMNIFICATION:
Borrower shall indemnify Lender and their respective directors, officers and employees against all claims asserted and losses, liabilities and expenses incurred in connection with the Credit Facilities.

BINDING ARBITRATION:
Upon the demand of any party, any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, arising under or in any way pertaining to this letter or any extensions of credit or other activities, transactions or obligations of any kind related hereto, shall be resolved by binding arbitration administered by the American Arbitration Association ("AAA") in accordance with the AAA Commercial Arbitration Rules and the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision herein. Any arbitration will be conducted in Tulsa, Oklahoma. Bank's current standard provision governing arbitration of disputes is deemed incorporated herein as though set forth in full and shall be included in full in the loan agreement and/or other contracts, instruments and documents required hereby.  Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration.

GOVERNING LAW:	This letter shall be governed by and construed in accordance with the laws of the State of Oklahoma.

The commitment set forth herein is personal to Borrower and may not be transferred or assigned without the prior written consent of Bank.  Neither this letter, nor any portions hereof, may be disclosed or exhibited to any person or entity without the prior written consent of Bank.

Bank reserves the right to terminate this commitment at any time prior to receipt by Bank of a copy of this letter executed below by Borrower.

Your acknowledgment of this letter shall constitute acceptance of the foregoing terms and conditions.  Unless accepted or terminated, this commitment shall expire on June 25, 2009.  If the loan documentation required by Bank hereunder is not completed and the credit contemplated hereunder has not been extended by Bank to Borrower for any reason by August 24, 2009, then this commitment shall expire on said date.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Scott F. Hamilton
Name:	Scott F. Hamilton
Title:	Vice President

NORTH AMERICAN GALVANIZING & COATINGS, INC.

Acknowledged and accepted as of June 24, 2009

By:	/s/ Beth B. Hood
Name:	Beth B. Hood
Title:	Vice President and Chief Financial Officer